Exhibit 10.01

March 10, 2004

Mr. Robert E. Rubin
399 Park Avenue, 3rd Floor
New York, NY 10022

Dear Bob:

        I am writing on behalf of Citigroup Inc. to confirm certain changes to your employment agreement dated October 26, 1999, as amended on February 6, 2002 and February 10, 2003. The guaranty of a level of incentive compensation for 2003 is extended through 2004, and all of the provisions of the employment agreement relating to such incentive compensation (such as composition and manner of payment), including those designed to avoid the loss of deduction under Section 162(m) of the Internal Revenue Code, shall apply to such extended guaranty.

        If the foregoing is consistent with our discussions, please sign in the space provided below.

Very truly yours,
Citigroup Inc.
	By:	/s/ CHARLES PRINCE Charles Prince Chief Executive Officer
Accepted and agreed:
/s/ ROBERT E. RUBIN Robert E. Rubin